EXHIBIT 5.1

                               OPINION OF COUNSEL

                    [LETTERHEAD OF APPLEBY SPURLING & KEMPE]

                                                16 September 2003

W.P. Stewart & Co., Ltd.
Trinity Hall
43 Cedar Avenue
Hamilton HM 12
Bermuda

Dear Sirs

W.P. Stewart & Co., Ltd. (the "Company")

We have acted as legal counsel in Bermuda to the Company in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") in relation to a total of 625,167 additional shares of the Company of par value US$0.001 each ("Shares") which may be issued in accordance with the W.P. Stewart & Co., Ltd. 2001 Employee Equity Incentive Plan (the "Plan"), following the amendment of the Plan on 13 May 2003 to increase the total number of Shares which may be issued pursuant to awards granted under the Plan.

For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion (the "Documents").

Assumptions

In stating our opinion we have assumed:-

(a) the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b) that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)   the genuineness of all signatures on the Documents;

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(d)   the authority, capacity and power of natural persons signing the
      Documents;

(e) that any factual statements made in any of the Documents are true, accurate and complete;

(f) that any awards under the Plan relevant to this opinion ("Awards") will constitute, the legal, valid and binding obligations of each of the parties to them;

(g) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record (in the case of directors' resolutions) the resolutions passed by the directors of the Company and (in the case of shareholders' resolutions) the resolutions passed by the shareholders of the Company in board and shareholder meetings which were duly convened and at which a duly constituted quorum was present and voting throughout;

(h) that each director of the Company, when the board of directors of the Company (the "Board") passed the Resolutions which are directors' resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(i) that the Company has entered into its obligations under the Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plan would benefit the Company;

(j) that, at the time of issue by the compensation committee of the Board (the "Committee") of any Award under the Plan, or of Shares pursuant to Awards, relevant to this opinion, the Committee has been duly constituted and remains a duly constituted committee of the board of directors of the Company having the necessary powers and authorities to issue Awards and Shares pursuant to Awards;

(k) that the approval of the issue of any Awards and of any Shares under Awards pursuant to the Plan is duly made either at a duly convened and quorate meeting of the Board, or, at a duly convened and quorate meeting of the Committee in a manner complying with the terms of its constitution then in force and within the authority then given to the Committee by the board of directors of the Company;

(l) that when the issue of any Shares under the Plan is authorised, the issue price will not be less than the par value of the Shares and the Company will have sufficient authorised share capital to effect the issue and will continue to hold the necessary consent from the Bermuda Monetary Authority for such share issue;

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(m)   that, if new Shares are paid for, upon the exercise of an Award, by the transfer by the allottee of Shares to the Company, the payment of the purchase price in that manner is duly effected as a purchase of own shares by the Company in accordance with section 42A of the Companies Act 1981 of Bermuda;

(n) that, if new Shares are paid for, upon the exercise of an Award, by the issue by the allottee to the Company of a promissory note, the Company is reasonably satisfied at the time of issue that the promissory note represents good value to the Company at its aggregate capital amount;

(o) that, if new Shares are issued by the Company pursuant to the Plan on the terms of an Award which does not require the allottee to pay to the Company a cash subscription price for the Shares, the Company receives in any event a transfer to it of cash or assets from the allottee with a fair value at least equivalent to the aggregate par value of the Shares issued to him pursuant to that Award;

(p) that the records which were the subject of the search made on 16 September 2003 of the Register of Companies at the office of the Registrar of Companies referred to in paragraph 7 of the Schedule to this opinion were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered;

(q) that the records which were the subject of the search made on 16 September 2003 in the Supreme Court Causes Book at the Registry of the Supreme Court referred to in paragraph 7 of the Schedule to this opinion were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered; and

(r)   that the approval of the shareholders of the Company is not required under
      Section 7(a) of the Plan for the purposes of the amendments of the Plan made by the Resolutions referred to in paragraphs 3.4 and 3.6 of the Schedule to this opinion.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that, when duly issued and allotted by the Board or by the Committee pursuant to Awards and when fully paid for pursuant to and in accordance with the terms of the Plan, as contemplated by the Plan, the new Shares will be validly issued, fully-paid and non-assessable shares of the Company.

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Reservations

We have the following reservations:-

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed in this opinion relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date of this opinion.

(b) The reference in this opinion to Shares being "non-assessable" shall mean, in relation to fully-paid Shares and subject to any contrary provision in any agreement in writing between the Company and the holder of the Shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their Shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(c) Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

            (i) details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

            (ii) details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded; and

            (iii) whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been

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                  prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded.

(d) In order to issue this opinion we have carried out the searches as referred to in paragraph 7 of the Schedule and have not enquired as to whether there has been any change since the date of such search.

(e) We have relied upon the statements made in the certificate referred to in paragraph 5 of the Schedule. We have made no independent verification of the matters referred to in the certificate and we qualify this opinion to the extent that the statements made in the certificate are not accurate in any respect.

Disclosure

This opinion is addressed to you in connection with the filing with the US Securities and Exchange Commission of the Registration Statement and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement by the Company.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as stated in the preceding paragraph or as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect to it in any jurisdiction other than Bermuda.

Yours faithfully


APPLEBY SPURLING & KEMPE

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                                    SCHEDULE

1. An electronic copy of the Registration Statement (excluding the exhibits and excluding the documents incorporated by reference).

2.    An electronic copy of the Plan (excluding its exhibits).

3.    Copies of:-

      3.1 minutes of a meeting of the shareholders of the Company held on 29 June 1998;

      3.2 minutes of a meeting of the board of directors of the Company held on 24 July 2001;

      3.3 minutes of a meeting of the board of directors of the Company held on 2 November 2001;

      3.4 an extract from the minutes of a meeting of the board of directors of the Company held on 25 January 2002,

      3.5 minutes of a meeting of shareholders of the Company held on 3 May 2002; and

      3.6 an extract from the minutes of a meeting of the board of directors of the Company held on 12 May 2003,

      (together, the "Resolutions").

4. Copies of the certificate of incorporation, memorandum of association and bye-laws of the Company (together, the "Constitutional Documents").

5. An officer's certificate dated 16 September 2003 and signed by Debra Randall as secretary of the Company confirming the authorised and issued share capital of the Company as at that date.

6. A copy of a letter from the Bermuda Monetary Authority to the Company dated 30 November 2000.

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7.    The entries and filings shown in respect of the Company on the file of the
      Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda and the entries and filings shown in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda as revealed by searches made on 16 September 2003.